Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2011 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--August 3, 2011--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2011. Highlights for the three and six months ended June 30, 2011 include:

  Production of 5.6 million barrels of oil equivalents (“MMBoe”) for the second quarter of 2011, a 61% increase over the second quarter of 2010 and a 7% increase over the first quarter of 2011
  Mid-year proved reserves increased to 342.6 MMBoe, up 6% from year-end 2010
  Reserve replacement ratio1 of 354% for the first six months of 2011
  Net income of $232.2 million, or $2.24 per diluted share, for the second quarter of 2011, as compared to net income of $124.2 million, or $1.35 per diluted share, in the second quarter of 2010
  Adjusted net income2 (non-GAAP) of $113.2 million, or $1.09 per diluted share, for the second quarter of 2011, as compared to $57.9 million, or $0.63 per diluted share, for the second quarter of 2010
  EBITDAX3 of $310.7 million for the second quarter of 2011, an increase of 92% over the second quarter of 2010

1 The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 354% was calculated by dividing net proved reserve additions of 38.2 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 10.8 MMBoe.

2 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how the Company calculates adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

3 For an explanation of how the Company calculates and uses EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Second Quarter 2011 Financial Results

Production for the second quarter of 2011 totaled 5.6 MMBoe (3.5 million barrels of oil (“MMBbls”) and 12.3 billion cubic feet of natural gas (“Bcf”)), an increase of 61% as compared to 3.5 MMBoe (2.3 MMBbls and 6.7 Bcf) produced in the second quarter of 2010.

As of July 1, 2011, the Company estimated that its total proved reserves were 342.6 MMBoe (62% proved developed) utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices as of June 2011 of $86.60 per barrel (“Bbl”) of oil and $4.21 per million British thermal unit (“MMBtu”) of natural gas. The Company's estimate of its total proved reserves as of July 1, 2011 is based on the Company's internal reserve analysis and has not been prepared by, reviewed or audited by the Company's independent petroleum engineers. This total represents a 6% increase from year-end 2010 total proved reserves of 323.5 MMBoe (57% proved developed). The total proved reserves estimate as of July 1, 2011 would have been reduced by approximately 2.2 MMBoe had the Company utilized the average twelve month 2010 SEC pricing of $75.96 per Bbl of oil and $4.38 per MMBtu of gas.

Timothy A. Leach, Concho's Chairman, CEO and President commented, "Our business delivered outstanding results in the first half of 2011. Despite the many factors that have challenged our operations, we remain on track to accomplish the goals we established for 2011. I am pleased with our reserve and production growth in the first six months of 2011 and the significant additions to our drilling inventory, particularly in our core Wolfberry and Delaware Basin assets. Finally, our results in the Delaware Basin are encouraging, and the significant quarter over quarter production growth from the Delaware Basin is indicative of the momentum we expect this area to carry into 2012."

For the second quarter of 2011, the Company reported net income of $232.2 million, or $2.24 per diluted share, as compared to net income of $124.2 million, or $1.35 per diluted share, for the second quarter of 2010. The Company’s second quarter 2011 results were impacted by several non-cash items including: (1) a $192.6 million unrealized mark-to-market gain on commodity and interest rate derivatives and (2) $0.1 million of impairments of long-lived assets and leasehold abandonments, combined. Excluding these items and their tax effects, the second quarter 2011 adjusted net income (non-GAAP) was $113.2 million, or $1.09 per diluted share. Excluding these similar items and an impairment of long-lived assets included in discontinued operations recorded in the second quarter of 2010, our adjusted net income (non-GAAP) for the second quarter of 2010 was $57.9 million, or $0.63 per diluted share. For a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX (defined as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, net, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations) increased to $310.7 million in the second quarter of 2011, as compared to $161.7 million in the second quarter of 2010. For a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please “Supplemental Non-GAAP Financial Measures” below.

Operating revenues for the second quarter of 2011 increased 124% when compared to the second quarter of 2010. This increase is attributable to the 76% increase in production and the 30% increase in the Company’s unhedged realized oil price and the 32% increase in the Company’s unhedged realized natural gas price in the second quarter of 2011 compared to the same period in 2010.

Oil and natural gas production expense for the second quarter of 2011, including taxes, totaled $69.6 million, or $12.48 per Boe, an 8% increase per Boe over the second quarter of 2010. This increase was primarily due to higher commodity prices, which resulted in more oil and natural gas taxes (which averaged $6.51 per Boe in the second quarter of 2011 as compared to $4.99 per Boe in the second quarter of 2010).

Depreciation, depletion and amortization for the second quarter of 2011 totaled $98.9 million, or $17.74 per Boe, a 13% increase per Boe from $49.6 million, or $15.66 per Boe, in the second quarter of 2010.

General and administrative expense (“G&A”) for the second quarter of 2011 totaled $22.6 million, or $4.06 per Boe, compared to $17.8 million, or $5.61 per Boe, in the second quarter of 2010. The decrease in per Boe expense in the second quarter of 2011 over the second quarter of 2010 was primarily due to increased production, offset by a 27% increase in absolute G&A costs due to increased staffing across the Company and the addition of employees from the Marbob acquisition.

The Company's cash flows from operating activities (GAAP) for the six months ended June 30, 2011 was $485.8 million, as compared to $239.5 million for the six months ended June 30, 2010, an increase of 103%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements paid on derivatives not designated as hedges, was $409.8 million for the six months ended June 30, 2011, as compared to $230.2 million for the six months ended June 30, 2010, an increase of 78%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please “Supplemental Non-GAAP Financial Measures” below.

In the second quarter of 2011, the Company made cash payments for settlements on derivatives contracts not designated as hedges of $47.8 million and the non-cash unrealized mark-to-market gain for the derivatives contracts not designated as hedges was $192.6 million. This is compared to cash receipts of $1.5 million on derivatives contracts not designated as hedges and a $111.2 million non-cash unrealized mark-to-market gain on contracts not designated as hedges in the second quarter of 2010. To better understand the impact of the Company’s derivatives positions and their impact on the statement of operations, please see the “Summary Production and Price Data” and “Derivatives Information” tables at the end of this press release.

Operations

For the quarter ended June 30, 2011, the Company commenced the drilling of or participated in a total of 229 gross wells (196 operated), 72 of which had been completed as producers and 157 of which were in progress at June 30, 2011. In addition, during the second quarter of 2011, the Company completed 127 wells that were drilled prior to the second quarter of 2011. Currently, the Company is operating 36 drilling rigs, all in the Permian Basin; 12 of these rigs are drilling Yeso wells on the New Mexico Shelf, 16 are drilling Wolfberry wells in the Texas Permian, 6 are drilling Bone Spring wells in the Delaware Basin and 2 rigs are drilling Lower Abo wells on the New Mexico Shelf.

New Mexico Shelf

During the second quarter of 2011, the Company drilled 131 wells (106 operated) on its New Mexico Shelf assets, which included both the Yeso and the Lower Abo, with a 100% success rate on the 60 wells that had been completed by June 30, 2011. In addition, during the second quarter of 2011, the Company completed 52 wells that were drilled prior to the second quarter of 2011. At June 30, 2011, on its New Mexico Shelf assets, the Company had identified 2,846 drilling locations, with proved undeveloped reserves attributable to 637 of such locations. Of these 2,846 drilling locations, 2,113 target the Yeso formation and 327 target the Lower Abo formation.

Texas Permian

During the second quarter of 2011, the Company drilled 73 wells (100% operated) on its Texas Permian assets with a 100% success rate on the 10 wells that had been completed by June 30, 2011. In addition, during the second quarter of 2011, the Company completed 58 wells that were drilled prior to the second quarter of 2011. At June 30, 2011, on its Texas Permian assets, the Company had identified 4,449 drilling locations, with proved undeveloped reserves attributable to 1,240 of such locations. Of these 4,449 drilling locations, 1,893 target the Wolfberry play through 40-acre spacing and 2,444 target the Wolfberry play on 20-acre spacing.

Delaware Basin

During the second quarter of 2011, the Company drilled or participated in 25 wells (17 operated) with a 100% success rate on the 2 wells that had been completed by June 30, 2011. In addition, during the second quarter of 2011, the Company completed 17 wells that were drilled prior to the second quarter of 2011. The Company’s net production from the Bone Spring in the second quarter of 2011 averaged approximately 5,600 Boepd, an increase of 40% over the first quarter of 2011. At June 30, 2011, on its Delaware Basin assets, the Company had identified 1,464 drilling locations, with proved undeveloped reserves attributable to 106 of such locations. Of these drilling locations, 1,039 target horizontal objectives and 332 target the vertical Wolfbone play.

Derivative Update

The Company maintains an active hedging program and continued to add to its derivative positions through July 2011. Please see the “Derivatives Information” tables at the end of this press release for more detailed information about the Company’s current derivative positions.

Conference Call Information

The Company will host a conference call on Thursday, August 4, 2011 at 9:00 a.m. Central Time to discuss the second quarter 2011 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.concho.com or by dialing (866) 271-5140 (passcode: 82868431). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 88954595).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, liquidity and capital resources, operations, performance, production growth, acquisitions, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K filing and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	June 30,	December 31,
(in thousands, except share and per share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$397	$384
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	216,128	136,471
Joint operations and other	170,969	131,912
Related parties	156	169
Derivative instruments	4,958	6,855
Deferred income taxes	28,962	42,716
Prepaid costs and other	16,982	12,126
Total current assets	438,552	330,633
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	6,280,554	5,616,249
Accumulated depletion and depreciation	(881,607)	(730,509)
Total oil and natural gas properties, net	5,398,947	4,885,740
Other property and equipment, net	50,340	28,047
Total property and equipment, net	5,449,287	4,913,787
Deferred loan costs, net	70,941	52,828
Intangible asset - operating rights, net	34,199	34,973
Inventory	38,076	28,342
Noncurrent derivative instruments	512	2,233
Other assets	4,576	5,698
Total assets	$6,036,143	$5,368,494
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$11,118	$39,943
Related parties	534	1,197
Other current liabilities:
Bank overdrafts	30,357	12,314
Revenue payable	123,570	57,406
Accrued and prepaid drilling costs	296,681	215,079
Derivative instruments	74,399	97,775
Other current liabilities	100,450	83,275
Total current liabilities	637,109	506,989
Long-term debt	1,735,926	1,668,521
Deferred income taxes	845,702	720,889
Noncurrent derivative instruments	83,618	51,647
Asset retirement obligations and other long-term liabilities	39,427	36,574
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 103,529,637 and 102,842,082 shares issued at June 30, 2011 and December 31, 2010, respectively	104	103
Additional paid-in capital	1,912,098	1,874,649
Retained earnings	785,494	510,737
Treasury stock, at cost; 48,849 and 31,963 shares at June 30, 2011 and December 31, 2010, respectively	(3,335)	(1,615)
Total stockholders’ equity	2,694,361	2,383,874
Total liabilities and stockholders’ equity	$6,036,143	$5,368,494

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2011	2010 (a)	2011	2010 (a)
Operating revenues:
Oil sales	$342,747	$159,292	$625,174	$312,080
Natural gas sales	103,485	40,023	181,898	86,408
Total operating revenues	446,232	199,315	807,072	398,488
Operating costs and expenses:
Oil and natural gas production	69,577	36,442	133,235	69,772
Exploration and abandonments	400	922	1,126	2,031
Depreciation, depletion and amortization	98,881	49,611	189,169	99,770
Accretion of discount on asset retirement obligations	715	316	1,419	657
Impairments of long-lived assets	76	3,489	76	3,745
General and administrative (including non-cash stock-based compensation of $4,725 and $2,871 for the three months ended June 30, 2011 and 2010, respectively, and $9,193 and $5,702 for the six months ended June 30, 2011 and 2010, respectively)	22,618	17,761	44,010	31,539
Bad debt expense	-	33	-	572
(Gain) loss on derivatives not designated as hedges	(144,882)	(112,763)	88,260	(128,336)
Total operating costs and expenses	47,385	(4,189)	457,295	79,750
Income from operations	398,847	203,504	349,777	318,738
Other income (expense):
Interest expense	(21,660)	(11,192)	(51,320)	(22,257)
Other, net	(1,735)	(304)	(2,087)	(377)
Total other expense	(23,395)	(11,496)	(53,407)	(22,634)
Income from continuing operations before income taxes	375,452	192,008	296,370	296,104
Income tax expense	(143,270)	(72,220)	(112,801)	(110,983)
Income from continuing operations	232,182	119,788	183,569	185,121
Income from discontinued operations, net of tax	-	4,383	91,188	6,590
Net income	$232,182	$124,171	$274,757	$191,711
Basic earnings per share:
Income from continuing operations	$2.26	$1.32	$1.79	$2.06
Income from discontinued operations, net of tax	-	0.04	0.89	0.07
Net income per share	$2.26	$1.36	$2.68	$2.13
Weighted average shares used in basic earnings per share	102,569	91,044	102,407	89,944
Diluted earnings per share:
Income from continuing operations	$2.24	$1.31	$1.77	$2.03
Income from discontinued operations, net of tax	-	0.04	0.88	0.07
Net income per share	$2.24	$1.35	$2.65	$2.10
Weighted average shares used in diluted earnings per share	103,638	92,297	103,570	91,220

(a) Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Six Months Ended
	June 30,
(in thousands)	2011	2010 (a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$274,757	$191,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	189,169	99,770
Impairments of long-lived assets	76	3,745
Accretion of discount on asset retirement obligations	1,419	657
Exploration and abandonments, including dry holes	168	819
Non-cash compensation expense	9,193	5,702
Bad debt expense	-	572
Deferred income taxes	101,967	99,516
(Gain) loss on sale of assets	1,455	(169)
(Gain) loss on derivatives not designated as hedges	88,260	(128,336)
Discontinued operations	(82,118)	12,919
Other non-cash items	(2,321)	2,420
Changes in operating assets and liabilities:
Accounts receivable	(105,761)	(27,831)
Prepaid costs and other	(3,734)	105
Inventory	(10,868)	(3,834)
Accounts payable	(29,488)	(8,900)
Revenue payable	66,164	(897)
Other current liabilities	(12,491)	(8,439)
Net cash provided by operating activities	485,847	239,530
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(578,767)	(278,002)
Acquisition of oil and natural gas properties	(98,405)	(13,362)
Additions to other property and equipment	(24,981)	(2,292)
Proceeds from the sale of assets	196,252	790
Settlements paid on derivatives not designated as hedges	(76,047)	(9,299)
Net cash used in investing activities	(581,948)	(302,165)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,645,000	360,000
Payments of long-term debt	(1,569,000)	(562,000)
Net proceeds from issuance of common stock	-	219,308
Exercise of stock options	7,140	4,080
Excess tax benefit related to stock-based compensation	21,117	6,703
Payments for loan origination costs	(24,466)	(2,299)
Purchase of treasury stock	(1,720)	(585)
Bank overdrafts	18,043	34,577
Net cash provided by financing activities	96,114	59,784
Net increase (decrease) in cash and cash equivalents	13	(2,851)
Cash and cash equivalents at beginning of period	384	3,234
Cash and cash equivalents at end of period	$397	$383
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $73 and $56 capitalized interest	$32,069	$21,707
Cash paid for income taxes	$14,322	$16,715

(a) Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table sets forth summary information from our continuing and discontinued operations concerning our production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Production and operating data:
Net production volumes:
Oil (MBbl)	3,522	2,337	6,749	4,507
Natural gas (MMcf)	12,307	6,692	24,314	12,933
Total (MBoe)	5,573	3,452	10,801	6,663

Average daily production volumes:
Oil (Bbl)	38,703	25,681	37,287	24,901
Natural gas (Mcf)	135,242	73,538	134,331	71,453
Total (Boe)	61,244	37,938	59,676	36,809

Average prices:
Oil, without derivatives (Bbl)	$97.32	$74.64	$94.03	$74.81
Oil, with derivatives (Bbl) (a)	$83.57	$73.42	$82.09	$71.93
Natural gas, without derivatives (Mcf)	$8.41	$6.17	$7.48	$7.00
Natural gas, with derivatives (Mcf) (a)	$8.90	$7.01	$7.94	$7.48
Total, without derivatives (Boe)	$80.07	$62.49	$75.60	$64.19
Total, with derivatives (Boe) (a)	$72.48	$63.29	$69.18	$63.16

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$5.97	$6.71	$6.28	$6.29
Oil and natural gas taxes	$6.51	$5.01	$6.21	$5.29
Depreciation, depletion and amortization	$17.74	$15.67	$17.71	$16.20
General and administrative	$4.06	$5.08	$4.07	$4.67

(a)	Includes the cash payments/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Gain (loss) on derivatives not designated as hedges:
Cash payments on oil derivatives	$(48,398)	$(2,852)	$(80,628)	$(12,985)
Cash receipts from natural gas derivatives	6,076	5,614	11,205	6,120
Cash payments on interest rate derivatives	(5,429)	(1,221)	(6,624)	(2,434)
Unrealized mark-to-market gain (loss) on commodity and interest rate
derivatives	192,633	111,222	(12,213)	137,635
Gain (loss) on derivatives not designated as hedges	$144,882	$112,763	$(88,260)	$128,336

	The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash payments on/receipts from commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from our continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Production and operating data:
Net production volumes:
Oil (MBbl)	3,522	2,123	6,632	4,153
Natural gas (MMcf)	12,307	6,266	24,277	11,983
Total (MBoe)	5,573	3,167	10,678	6,150

Average daily production volumes:
Oil (Bbl)	38,703	23,330	36,641	22,945
Natural gas (Mcf)	135,242	68,857	134,127	66,204
Total (Boe)	61,244	34,806	58,995	33,979

Average prices:
Oil, without derivatives (Bbl)	$97.32	$75.03	$94.27	$75.15
Oil, with derivatives (Bbl) (a)	$83.57	$73.69	$82.11	$72.02
Natural gas, without derivatives (Mcf)	$8.41	$6.39	$7.49	$7.21
Natural gas, with derivatives (Mcf) (a)	$8.90	$7.28	$7.95	$7.72
Total, without derivatives (Boe)	$80.07	$62.93	$75.58	$64.79
Total, with derivatives (Boe) (a)	$72.48	$63.81	$69.08	$63.68

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$5.97	$6.52	$6.31	$6.06
Oil and natural gas taxes	$6.51	$4.99	$6.17	$5.29
Depreciation, depletion and amortization	$17.74	$15.66	$17.72	$16.22
General and administrative	$4.06	$5.61	$4.12	$5.13

(a)

Includes the cash payments/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Gain (loss) on derivatives not designated as hedges:
Cash payments on oil derivatives	$(48,398)	$(2,852)	$(80,628)	$(12,985)
Cash receipts from natural gas derivatives	6,076	5,614	11,205	6,120
Cash payments on interest rate derivatives	(5,429)	(1,221)	(6,624)	(2,434)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	192,633	111,222	(12,213)	137,635
Gain (loss) on derivatives not designated as hedges	$144,882	$112,763	$(88,260)	$128,336

	The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash payments on/receipts from commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, net, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Our EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team, and by other users, of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Net income	$232,182	$124,171	$274,757	$191,711
Exploration and abandonments	400	922	1,126	2,031
Depreciation, depletion and amortization	98,881	49,611	189,169	99,770
Accretion of discount on asset retirement obligations	715	316	1,419	657
Impairments of long-lived assets	76	3,489	76	3,745
Non-cash stock-based compensation	4,725	2,871	9,193	5,702
Bad debt expense	-	33	-	572
Unrealized (gain) loss on derivatives not designated as hedges	(192,633)	(111,222)	12,213	(137,635)
(Gain) loss on sale of assets, net	1,431	(152)	1,455	(169)
Interest expense	21,660	11,192	51,320	22,257
Income tax expense	143,270	72,220	112,801	110,983
Discontinued operations	-	8,229	(83,306)	15,699
EBITDAX	$310,707	$161,680	$570,223	$315,323

Adjusted Net Income

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flows from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Net income - as reported	$232,182	$124,171	$274,757	$191,711

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	(192,633)	(111,222)	12,213	(137,635)
Impairments of long-lived assets	76	3,489	76	3,745
Leasehold abandonments	30	318	156	727
Discontinued operations:
Impairments of long-lived assets	-	1,203	-	3,567
Gain on sale of assets	-	-	(141,950)	-
Tax impact (a)	73,545	39,910	49,341	48,508
Adjusted net income	$113,200	$57,869	$194,593	$110,623

Adjusted basic earnings per share:
Adjusted net income per share	$1.10	$0.64	$1.90	$1.23
Weighted average shares used in adjusted basic earnings per share	102,569	91,044	102,407	89,944

Adjusted diluted earnings per share:
Adjusted net income per share	$1.09	$0.63	$1.88	$1.21
Weighted average shares used in adjusted diluted earnings per share	103,638	92,297	103,570	91,220

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for the three months ended June 30, 2011 and 2010, were 38.2% and 37.6%, respectively, and 38.1% and 37.4% for the six months ended June 30, 2011 and 2010, respectively.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP).

	Six Months Ended
	June 30,
(in thousands)	2011	2010

Cash flows from operating activities (a)	$485,847	$239,530
Settlements paid on derivatives not designated as hedges (b)	(76,047)	(9,299)
Adjusted cash flows	$409,800	$230,231

(a) Cash flows from operating activities includes net reductions of $96.2 million and $49.8 million for the six months ended June 30, 2011 and 2010, respectively, associated with changes in working capital items. Changes in working capital items adjust for the timing of receipts and payments of actual cash.

(b)Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc. Costs Incurred Unaudited

The table below provides the costs incurred for the three and six months ended June 30, 2011 and 2010.

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Property acquisition costs:
Proved	$3,230	$3,897	$69,148	$13,739
Unproved	18,132	15,673	75,340	21,029
Exploration	181,353	36,434	271,919	61,933
Development	140,768	134,206	334,485	245,912
Total costs incurred for oil and natural gas properties	$343,483	$190,210	$750,892	$342,613

(a) The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Proved property acquisition costs	$-	$-	$148	$-
Exploration costs	320	184	640	252
Development costs	757	776	752	(1,424)
Total	$1,077	$960	$1,540	$(1,172)

Concho Resources Inc. Derivatives Information at August 3, 2011 Unaudited

The table below provides data associated with our derivatives at August 3, 2011.

		2011
		Third Quarter	Fourth Quarter	Total	2012	2013	2014	2015

Oil Swaps:
	Volume (Bbl)	2,855,436	3,133,436	5,988,872	10,201,000	5,034,000	1,248,000	600,000
	NYMEX price (Bbl) (a)	$87.09	$89.00	$88.09	$94.35	$96.23	$ 83.94	$84.50

Natural Gas Swaps:
	Volume (MMBtu)	3,069,000	3,069,000	6,138,000	300,000	-	-	-
	NYMEX price (MMBtu) (b)	$6.62	$6.62	$6.62	$6.54	-	-	-

Natural Gas Basis Swaps:
	Volume (MMBtu)	1,800,000	1,800,000	3,600,000	-	-	-	-
	Price differential ($/MMBtu) (c)	$0.76	$0.76	$0.76	-	-	-	-

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Toffee McAlister, 432-683-7443
Director, Investor Relations & Corporate Communications